EXHIBIT 99.2

American Eagle Outfitters, Inc.

Fourth Quarter 2012

Conference Call Transcript dated March 6, 2013

Operator: Greetings, and welcome to the American Eagle fourth-quarter 2012 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you may now begin.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning, everyone. Joining me today are Robert Hanson, Chief Executive Officer; Roger Markfield, Executive Creative Director; and Mary Boland, Chief Financial and Administrative Officer.

Before we begin today’s call, I need to remind you that during this conference call we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs, and results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. Our comments today will focus on non-GAAP results from continuing operations. Please refer to the tables attached to the press release. We’ve also posted a financial supplement on our website, which Mary will refer to. Now, I’d like to turn the call over to Robert for opening remarks.

Robert Hanson- American Eagle Outfitters Inc- CEO: Good morning, everyone. I’m pleased with the strength and consistency of our performance in 2012. As we were developing our long-term strategy plan, early last year, we set our near-term focus on five immediate priorities — driving a competitive top line; generating margin flow-through from improved inventory management; rebalancing the store fleet; distorting our online business; and gaining leverage on our infrastructure. The team’s focus on these priorities and efforts to strengthen merchandising led to one of our best years in recent history. We delivered a brand- and product-driven customer experience, sharper and more distinctive for our customers.

For the year, we well exceeded our targeted annual financial metrics — revenue rose 11% to a record $3.5 billion; EBIT grew 51%; and we generated strong returns, with an ROIC of 18%. Our annual operating margin of 12.6% was the best rate since 2008. In the fourth quarter, we achieved a 9% revenue increase and an operating margin of 15.9%. That was our best since 2007. EPS grew 41%. I’m proud of how the team managed through an unpredictable period, achieving strong revenue growth, following an 11% increase last year. That said, we continue to see plenty of opportunity for further improvements.

In 2012, we began concentrating our efforts on the first pillar of our strategy plan, fortifying our brand’s capabilities and processes. Throughout the year, the American Eagle Outfitters team created strong merchandise improvements, leading to comp growth across the assortment. We’ve strengthened the brand, combined with a more distinctive lifestyle point of view, broadened our customer appeal. Brand traffic, both online and in-store, grew at a healthy pace this year, and we saw a 36% increase in new customers in our AE Rewards program. We plan to build on our fortification initiatives, which I will speak to a bit later.

Aerie delivered consistent margin and profit improvements, and was accretive to earnings. We’ve experienced particular strength in the direct channel, and have seen a positive customer response as we refocused on our famous for intimates categories. We’re strengthening the store fleet, and will close approximately 15 to 20 stores in 2013. We continue to have confidence in our opportunity for Aerie, as we fortify the brand, refine our assortments, and leverage our American Eagle Outfitters customers to a greater degree. Fortifying our processes, including strengthened inventory principles and supply chain initiatives, led to margin gains. Positive comps were achieved on lower inventories, and we realized a higher selling price and a reduction in the markdown rate in each quarter of the year. We delivered more frequent merchandise flows, enhancing the customer experience, and increased our inventory turns.

We realized the benefits from lower product costs beyond the benefit of cotton, and have begun to see margin improvement from our product development and supply chain initiatives. Growth in our online channel was consistent and strong in 2012, with a 25% comp increase, sales reaching a record $467 million, and with higher margin flow-through versus last year. We generated strong returns to our shareholders, distributing $403 million in dividends and $174 million in stock buybacks, and we ended the year with $631 million in cash. As part of our ongoing commitment to consistently return cash to shareholders, our Board of Directors authorized an additional 20 million shares for repurchase, and raised our cash dividend to an annual rate of $0.50 per share.

I want to thank the teams for delivering a terrific performance in 2012. We managed well through an unstable macroeconomic environment. We’re confident in our brand, our merchandise assortments, and our strategic initiatives. The fundamentals of our business are healthy, and our financial condition is excellent. We remain focused on building on last year’s momentum, making improvements to the bottom line with a strong ROIC focus. I’ll come back in a few minutes and provide an update on our progress and some of the key projects aimed at driving our performance. Now, over to Roger.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Thanks, Robert. As I look back on 2012, I’m extremely pleased with the progress and consistency we saw across the business. Our efforts to fortify our brands and process yielded strong results. The American Eagle Outfitters brand achieved record sales and a strong recovery in merchandise profitability. We consistently delivered unique, fashion-leading assortments that set us apart from our peers in the marketplace. Both men’s and women’s generated positive comps throughout the year. Our average realized price increased and markdowns declined as our customers responded to the improvements in merchandising.

Positive sales were achieved across categories, where we offered great color, coordinated assortments, fashion silhouettes within knit tops, sweaters, denim, pants, and shorts. We began flowing new merchandise more frequently and our customers responded well. I give accolades to our merchandising and design teams led by Fred, Amy, and Tana. Over the past few years they’ve built a highly creative and talented team who strongly embrace and live the American Eagle lifestyle and are driven to win every day.

With a great year now behind us, we are focused on the numerous opportunities ahead of us. We are continuing to drive leading merchandise assortments with a strong focus on powerful new trends in women’s, color, and leveraging the strength of both of our brands, and our famous for categories. Although early Spring mall traffic has not been as robust as we would like, we feel pretty good about our assortments. We’ve seen a good response to our new trends, and I believe we are well-positioned in fashion for the upcoming Spring season.

I’m also pleased with the steady progress we’ve made at Aerie. I give Jen Foyle and team tremendous credit for the brand refinements. We downsized apparel and have seen strong double-digit growth in bras, undies, and related businesses, like our new swimwear line, where we see ongoing potential. Across formats, we’ve seen both top-line and margin growth. In 2013, our focus is to continue to strengthen the brand, launch newness, leverage our American Eagle Outfitters customer base, and launch personal care.

Lastly, its been particularly gratifying for me to see our brand momentum here at home and a warm reception across the globe. We now operate in 14 countries, and are expanding our brand presence in new markets every day. From Kuwait and Israel to China and Japan, we’ve seen a strong acceptance in demand for our brands and merchandise, presenting tremendous future opportunity. I look forward to continuing our momentum into 2013, and now I’ll turn the call over to Mary.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Thanks, Roger, and good morning. Having been here for just part of 2012, I have to give major credit to the team. They delivered against our targeted metrics and maintained strong management of the business during unpredictable periods. The team stayed focused on the top near-term priorities, while also developing a strategic plan to drive our longer-term success. Now, I’ll review our annual and fourth-quarter results.

Please refer to page 4 of the presentation for the adjusted statement of operations for 2012. Total annual revenue increased 11% to a record $3.5 billion driven by 9% consolidated comp growth. AE Brand comps increased 7%. Aerie comps increased 6%, and the online business grew 25%. The gross margin expanded 330 basis points to 40%. 250 basis points of the improvement was evenly split between lower markdowns and a higher IMU. The remaining 80 basis points of improvement was due to rent leverage.

Selling, general and administrative expense rose 16%, increasing 90 basis points as a rate to sales. Higher incentive costs and planned advertising investments offset the leverage of other expenses, primarily store payroll. We will continue to focus on expense management, and we remain committed to our annual targeted rate in the 23% range as we look ahead. Operating income grew 49% to $437 million, and adjusted EPS of $1.39 increased 43%. GAAP EPS of $1.16 included a $0.16 loss from our discontinued business, 77kids, a tax benefit of $0.06, and restructuring and store impairment charges of $0.13 related to 42 Aerie and 9 AE stores.

Now, looking at the fourth quarter, which is on page 5, total consolidated revenue increased 9% to approximately $1.1 billion, compared to $1 billion last year. Total comparable sales, including e-commerce, for the 14-week period increased 4%. By business, American Eagle Outfitters comparable store sales increased 1%. Aerie standalone store comps declined 3% as we streamlined the assortment to focus on our famous for intimate categories and saw a greater shift to online, generating total Aerie revenue of 10%. And e-commerce increased 24%.

Fourth-quarter sales growth was driven primarily by an increase in the average dollar sale. For additional sales information, please refer to page 6 of the financial presentation. Gross profit of $461 million increased 27% to last year. The gross margin rate expanded 600 basis points to 41.2%, led by a 390-basis-point improvement in IMU, due to lower cotton costs and other product cost benefits. Lower markdowns drove 190 basis points of the improvement and rent leveraged 20 basis points.

SG&A expense increased 21% to $253 million, and deleveraged 230 basis points to a rate of 22.6% for the quarter. The dollar increase was driven by incremental incentive costs, our planned advertising investment, and variable selling expense. Depreciation and amortization declined $4 million, to $30 million, and leveraged 60 basis points. The dollar decline relates to store impairments and maturing assets. The operating margin of 15.9% improved 430 basis points to last year. We achieved net income of $111 million, leading to adjusted EPS of $0.55 versus $0.39 last year, growth of 41%.

Now, turning to the balance sheet, please refer to page 7 of the presentation. Starting with inventory, we ended the quarter with inventory at cost per foot down 8%. Looking forward, we expect first-quarter ending inventory at cost to decline in the mid-single digits. For the year, capital expenditures totaled $94 million. In 2013, spending will increase due to critical investments to support future growth initiatives and ongoing growth. This year, we expect to spend between $250 million and $280 million, which includes ongoing store growth and maintenance costs, a new distribution center to support our growing direct business, a new point-of-sales system for our store fleet, and a new merchandise planning tool.

Cash flow was healthy, ending the year with $631 million in cash and investments. Cash returned to shareholders is detailed on page 9. We repurchased 8.4 million shares, all in the fourth quarter, for a total of $174 million. We also distributed $403 million in total dividends.

On store activity, please refer to page 10. For the year, we opened 16 new stores, of which 15 were factory stores. We closed 41 locations, including 7 Aerie stores. Total square footage declined 1% in 2012. As seen on page 11, we had a total of 49 international locations in 13 licensed countries.

Now, turning to our outlook. With macroeconomic headwinds and unfavorable weather affecting consumer spending in February, we are issuing first-quarter earnings guidance of $0.16 to $0.19 per share compared to EPS from continuing operations of $0.22 last year. Our guidance is based on consolidated comparable sales in the negative mid-single digit range, compared to a 17% comp sales gain last year, which was our strongest quarter of the year. We expect to continue to benefit from lower product costs, partially offset by deleverage of expense due to the negative comp assumption.

Depreciation is expected to decline in the high teens. We expect to see a tax rate of approximately 38%, and the share count is assumed to be flat to last year. The fundamentals of our business are strong and we have confidence in the strength of our brands and merchandise assortments. As we look forward, we remain focused on optimizing our margins, and we will continue to drive improvements in all areas. We have confidence in our strategic plan, and are committed to deliver our strategic plan financial targets of 7% to 9% top-line CAGR, 12% to 15% EBIT CAGR, and ROIC of 14% to 17%. With that, I’ll turn the call back over to Robert.

Robert Hanson- American Eagle Outfitters Inc- CEO: Thanks, Roger and Mary. We are currently managing through a challenging macroeconomic environment by staying highly focused on inventory principles, optimizing margins, and controlling operating expense. We are proud of our merchandise assortments and will continue to lead with the strength of our brands and merchandise, while also providing good value to our customers. As we manage through the short term, we’re executing on our strategy plan, centered on our four pillars — fortify; grow; transform; and return.

Starting with fortify, in 2013, much of our focus will continue on the work to strengthen our brands, our processes, and capabilities to drive profitable North American growth and set the stage for longer-term global expansion. We made good progress on our brands in 2012 and will fuel that momentum this year. We will continue to sharpen our brand DNA and assortment architecture with focus on our famous for categories in denim, knits, shorts, and color. We’re strengthening our product development process and better leveraging a differentiated supply-chain model to more effectively compete with our core-fashion and fast-fashion competitors. From concept to delivery, we’re shortening our lead times by anywhere from a few weeks to a few months. Within fashion and core-fashion businesses, we’re getting to market faster and leveraging our product-testing capabilities, and we’ll continue to drive inventory efficiencies and target faster turns.

In 2013, we’ll be making critical investments to fortify our infrastructure. We will begin the implementation of a new global enterprise system, including the integration of a new point-of-sale system and merchandise system. This will create efficiencies, enable a single view of customer, and set the stage for global omni-channel capabilities. We’re also implementing a new merchandise planning tool which will enable us to distort and allocate merchandise based on localized demand. Additionally, to support continued online growth, this year, we’ll be building a new distribution center, and should break ground in late Spring.

Within our growth pillar, in 2013, we will be accelerating growth across North America, and strengthening our channel performance. We are opening new mainline stores in several high-profile, underserved markets, including Miami and New York, and aggressively expanding factory-store growth where we’ve seen productivity and profitability exceed the average store. As part of our fleet review and repositioning, we are being more flexible on footprint size so that we can gain market presence while generating a strong return on investments. We expect square footage to grow by approximately 3% this year. Our plans include 7 to 10 new mainline stores in the US and Canada, 50 or more store remodels, 40 new factory stores, and 6 new stores in Mexico, where we opened our first store two weeks ago, to a very strong reception exceeding our expectations. We’ll also be closing about 40 low-productivity stores, as we rebalance our fleet into more productive, high-margin channels.

In 2013, we will begin to lay the foundation for longer-term transformational growth, starting with mapping our omni-channel strategies across stores, online, and mobile to capitalize on consumer-shopping patterns increasingly shifting to online. In the near term, we will focus on maintaining strong growth in our direct channel and building toward an omni-channel capability. Which leads me to our recent announcement regarding the acquisition of our six stores in China, where our brands have demonstrated strong potential in a market with sizeable economic growth opportunity, and where it makes sense to own and operate our own business.

We’re also continuing to grow our licensed-country store base, as we pursue a blended model of global expansion, which will also generate strong returns to shareholders. We’ll see at least another 20 stores opened by our licensees in 2013, most recently opening in the Philippines last Friday. Lastly, we’ll continue to build our capabilities and drive a high-performing culture at American Eagle Outfitters. I’m highly confident in our strategies, and our team, and appreciate their ability to execute. We’ll stay focused, humble, and hungry, and we’ll be focused on driving profitable growth and delivering top-tier returns to our shareholders. Thanks for listening, and now we’ll take your questions.

Operator: (Operator Instructions)

Our first question comes from the line of Adrienne Tennant with Janney Capital Markets. Please proceed with your question.

Adrienne Tennant-Janney Capital Markets-Analyst: Robert, when we’ve been looking at the stores, and I’m just trying to figure out how we should be checking the stores, it would seem that you have been quite controlled on your promotional activity, thus far in the quarter, and I think part of that has to do with the inventory being very conservative. So I’m just trying to figure out should we be looking at it in the promotional activity year on year in a different way? And then for Mary are you building your inventory units when you’re down mid single digits at the end of the quarter, would you then have enough units to be able to comp in the second quarter? Thank you.

Robert Hanson- American Eagle Outfitters Inc- CEO: Hi, Adrienne. In terms of our promotional strategy, we’re very much consistently focused on brand, product, and value. We’ve said for the time that I’ve been working with the team that it’s our intent to be able to selectively pull back on our promotional cadence where we have opportunity to improve regular price selling and also gain some leverage on the tremendous work that Roger and the team have been doing on the assortments. We’re obviously driven by the customer environment in a more challenging macroeconomic environment, so we’re being very focused. I think if you look at how we’ve executed through the fourth quarter and thus far what you’ve noticed in the first quarter, our intent is to continue that strategy but where we need to be taking key items that we’re famous for and making sure that we’re providing great value to our customer. We’re broadly aware of the competitive environment. It’s very promotional out there, but it’s our intent to maintain our strategy. We don’t see any negative impact from our inventory strategies, if anything, what we do see is the opportunity to continue to promote more profitable sales growth, and how we’re executing our inventory principles.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And with regard to inventory for Q1, we will still see units down in Q1, but what you need to remember when we talk inventory, it includes inventory not only at the stores, but also at our distribution centers, and what’s in transit, so our store inventory will likely remain flattish to last year. So the pullback on inventory isn’t really honestly coming out of the stores. It’s coming out of what’s sitting in the distribution centers, and of course we will always have the inventory to support our comp sales growth.

Adrienne Tennant-Janney Capital Markets-Analyst: Okay, great. Thank you very much, Roger the product looks great.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Thank you.

Operator: Thank you. The next question comes from the line of Betty Chen with Wedbush Securities. Please proceed with your question.

Betty Chen-Wedbush Securities-Analyst: Congratulations on a nice quarter. I was wondering, if Roger or Robert, you can talk about how the American Eagle’s brand continued to leverage on the same store in the current environment versus a very strong color cycle last year? And then my second question was also regarding the IT systems, Robert, you alluded to with the new POS system and the merchandise planning tool. When can we expect that to be completed and the benefits to kick in? Thanks.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Obviously the core categories of denim, denim has continued to be strong for us, and as we’re — this week you’ll see we’ll make the message change and we move into a short environment, and we think that our short assortment is quite strong. And on Saturday night and Sunday night we’ll go through another change, as you see we’re having more frequent changes so when you come into our stores next Monday, unfortunately it’s snowing in a big part of the country, but we will be moving into our beginning Summer sequence. What is happening with the core items is one new category, which we’re actually going to push into our core competency, and that is sweaters. Sweaters is a very strong category for us, and we think it’s incredibly important as we move forward.

Robert Hanson- American Eagle Outfitters Inc- CEO: And Betty related to your questions on our infrastructure improvements in IT specifically, the short answer is the full benefits will occur in 2014, but I think one of the benefits of building a more diverse geographic and channel business model is we have the opportunity to pilot, and then scale our systems implementations across our various businesses, so we’re in the process of integrating our stores in China. We’ll be implementing our enterprise system initially with those stores, learning from that. It’s a very small implementation, it’s only six stores, a great way to learn as we then bring it to North America and roll it across the balance of our business, obviously the majority of the Company’s business and certainly the most important part of the business is in North America, so this gives us a great opportunity to test those things and we’re making significant investments behind the future growth, because we believe really strongly in the strategies. I think we’ve demonstrated the ability to deliver against them, and we need to fuel the potential growth momentum behind them for the years to come.

Operator: Thank you. Our next question comes from the line of John Morris with Bank of Montreal. Please proceed with your question.

John Morris-BMO Capital Markets-Analyst: Congratulations on a good quarter. Can you talk a little bit about what you’re seeing with the product thus far, the Spring product, or the product that’s been in the stores in the last several weeks, in the warmer weather markets? I’m just kind of wondering with the kind of guidance that you’re giving on first quarter thus far in February, what is behind your concerns as the rest of the quarter unfolds for March and April, so kind of a two-part question.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Well, in the warmer climates, obviously the business is a bit better. I never like to use weather as any factor, obviously it is, so it cuts the drop in half in the warmer climates. The fashion merchandise we have is selling very quickly. Perhaps a bit too quickly, but the core is probably moving a bit slower than we would like, and that’s based on the traffic sequence at this point in time.

Robert Hanson- American Eagle Outfitters Inc- CEO: And we did, February was one month and obviously a lot has occurred in the first part of the year from the payroll tax holiday ending to very uncertain customer economic environment, but it was also a very difficult weather month. We had about 360 days of store closures. Compared to the prior year that’s a dramatic increase, not even worth saying a percentage, so we did definitely miss sales, as Roger rightly pointed out, we don’t blame external factors like weather on performance, but it was true that we did get impacted this year, which is why we’re focused on the full quarter, but also most importantly, the year, and Mary has reiterated the long term strategic guidance we provided.

John Morris-BMO Capital Markets-Analyst: Thanks, good luck for Spring.

Operator: Thank you. The next question comes from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Kimberly Greenberger-Citigroup-Analyst: The stores do look really fantastic, I have to say. I’m wondering if you have done a full evaluation of your fleet across all of your different brands, and come to any conclusions about what you think the optimal size is, either the American Eagle full-price stores, the outlet opportunity, and the Aerie stores, and then I just had one quick clarification on the guidance for Q1. I think you mentioned that you bought 8.4 million shares in the fourth quarter but your share count guidance for Q1 is flat to last year so I was just wondering what happened with the 4% of the shares that you bought back. Thanks.

Robert Hanson- American Eagle Outfitters Inc- CEO: Thanks, Kimberly. So I’ll take the question about the fleet and then Mary can respond to your questions about guidance and the share count. We have been doing essentially a rolling analysis of our fleet. We recently had Karen Janes join us as our Head of Global Real Estate. She’s doing a terrific job, and she along with the existing team, have completed a fleet review for the US and for Canada, and we’re beginning to refine our real estate strategy as we expand globally. What we would say is we’re committed to modest growth in square footage in the North American market, as I said, we’re growing 3% this year in total as a Company. The majority of that driven by selectively opening more productive mainline doors, we’re going to open 7 to 10 mainline dose in the US and Canada in key markets, but more dramatic growth about 40 doors in factory.

If you really look at it, Kimberly, I’ve said this in the past, we’re a regional mall and East Coast skewing Company and we have opportunities to rebalance, which is why it’s not necessarily a net reduction in square footage but rebalance the fleet so that we are more of a nationwide both in the US and Canada, competitor. But we have, as we’re culling less productive stores in the less productive regional malls, we’ll probably close somewhere between 25 and 40 doors a year, that we’re opening more productive A to A-plus mall and street locations, most predominantly in urban locations, and I mentioned we’re opening stores in Miami and New York this year as an example. Additionally, our factory store business is about 10% of our total mix. The competitive set typically has between 15% and 20%. We’re targeting to get that number up to about 15% of our total sales volume, and that would imply that we would ultimately build against the current factory store base in the US alone, probably a network of up to about 150 stores.

So when you add all that together if you’re just talking the US, then we would repeat the strategy in Canada, you’re seeing culling of about 25 to 40 stores a year, the addition of probably let’s call it 10 to 20 more productive mainline doors, the acceleration of the factory store rollout and a modest square footage expansion. Obviously as we get momentum going behind our international expansion, Mexico we mentioned, we opened our first store, which exceeded expectations. We’ve got license store expansion happening, we just opened a store in Manila last Friday. That combined with, as we get our hands wrapped around our China business, we have plenty of organic growth opportunities ahead of us.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And Kimberly, on your question about the share count assumed to be flat to last year, we have compensation stock grants that come into play here in the first quarter of the year and as we talked about our long-term strategic plan and our return to shareholders, we’ve consistently talked about offsetting compensation dilution, which is what we’re attempting do.

Kimberly Greenberger-Citigroup-Analyst: Thank you.

Operator: Thank you. The next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg-JJK Research-Analyst: Congratulations on a really good year nice big comeback. Just a couple questions, Robert. I was a little bit, I don’t know if I heard it right but you may have said you’re going to close 15 to 20 Aerie stores this year. That seems higher than I expected, and I wonder what your long-term outlook is for the base of that brand. Mary, I think you said that SG&A was to come in around 23% for the year. Should we expect leverage in any quarter, or perhaps you could give us an idea of what level, it implies that SG&A would grow at a mid single digit rate for the year. Should we think about that, should that be consistent on a quarterly basis I guess would be easiest for me? And for Roger, your comment on sweaters was interesting, given that we’re in the Spring season. Do you see this as an opportunity for a Spring and Summer business as well as for a major Fall business? Thank you.

Robert Hanson- American Eagle Outfitters Inc- CEO: Thanks, Janet. So on Aerie, let me step back for a second and say when we started looking at the Aerie freestanding store business, it was a fleet of about 150 stores. We have impaired a number of those stores. We’ve consistently communicated that we’ve had about 50 stores on our watch list, because we’re very committed to driving shareholder value and accretion, EPS accretion with the Aerie brand.

Janet Kloppenburg-JJK Research-Analyst: Right.

Robert Hanson- American Eagle Outfitters Inc- CEO: We are looking to close doors that we know will not hit our hurdle rates, mostly at lease provision because it’s in the best interest of our shareholders to do it that way, so that’s the targeted range this year. We do have about 50 doors on our watch list. I think if you step back and look at what our belief is about Aerie and its distribution profile, we believe the profile that’s going to work, not only in the US, but as we expand internationally, it’s been proven on the international stage already, is that we would have a combination of a more modest number of really 50-yard line locations that are smaller stores that are freestanding and deliver our ROIC hurdle rates, but mostly, we would like to leverage side-by-side or shop-in-shop distribution, physical distribution of Aerie.

We’re having tremendous success with Aerie online, and so I think the way to think about it is if we could snap our fingers and have shop-in-shop or side-by-side distribution along with a really even more robustly growing direct business, that would be our current distribution strategy for Aerie. It’s obviously not easy to immediately get there in a developed market like the US, but that’s how we’re establishing the business where we don’t have distribution already, and we feel very confident about it, because where we have isolated multi-channel distribution, meaning we’ve got a mainline door, a factory store and a really good robust direct business in a certain geographic zone, Aerie is doing extremely well. That’s our strategy moving forward.

Janet Kloppenburg-JJK Research-Analyst: I’m just concerned, Robert, at that level of store base, that the operating return of the business may never equal that of the flagship AE brand.

Robert Hanson- American Eagle Outfitters Inc- CEO: I don’t think we would be focusing on expanding Aerie if we didn’t believe in its potential to get returns into the range that we’ve targeted and that Mary has been laying out for the strategic plan. So we feel good about it, because obviously, the freestanding stores that are, as I described, smaller in size, 50-yard line locations are accretive. It’s just that we had a weak fleet to start with, and repositioning out of 150 stores that may be a little too big and not great real estate into what we want, which is smaller stores, 50-yard line, and really being very careful and prudent about how we pursue them, but mostly side-by-side shop-in-shop distribution supported by a robust direct and factory store business, that where we have that model, and there are a couple of states in the US as well as one territory in Canada, and all of our international businesses have been rolled out that way, we’re doing extremely well and are very shareholder accretive.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Janet on sweaters, as you know, you’ve been a partner with us for many years. The history of American Eagle, years ago, we were a very strong sweater statement store, and we let that go. Over the last couple of months, I’ve reassembled a very powerful sweater design team and merchandising team, and I really do believe that we’re moving into a very big cycle and American Eagle should dominate in that category.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And Janet, on your question regarding SG&A, how I would think about it is this. We’ve provided guidance for Q1 of down mid single digits so I would expect SG&A to deleverage a bit in Q1. But as we move through the rest of the year, Q2, Q3, and Q4 would expect to see leverage, and our 23% SG&A target is kind of an annual number, so given any quarter, expect to see a little bit above, a little bit below depending on the quarter, but expect to see us start to leverage as the year goes on.

Operator: Thank you. The next question comes from the line of Dorothy Lakner with CIBC Capital Markets. Please proceed with your question.

Dorothy Lakner-CIBC World Markets-Analyst: Just wanted to ask if Robert could elaborate a little bit about localization efforts. Just in terms of timing, and what we should be seeing, as you continue to implement that. and then Roger, if you could talk a little bit about what we should see in terms of the evolution of Aerie this year. Obviously you’ve made a lot of progress, and when I guess personal care, I would expect the launch would be in the second half, but just a little bit more about that, if you could. Thanks.

Robert Hanson- American Eagle Outfitters Inc- CEO: So in terms of the implementation of our systems is going to take, like I said, over the next couple of years, with the primary benefit occurring in 2014. That said, we’re implementing systems across a number of different initiatives, one most importantly in merchandise planning and allocation. The ability to be able to localize the assortments based on true customer demand is a key focus for us to be competitive moving forward. One of the beliefs that I have personally from my experience in the past is that customers don’t behave that much, based on their geographic location, as much as they do their attitude so it’s very important to understand who is walking through the individual door that we have open, what they’re buying, what their fashion preferences are, what their core preferences are, what the mix would be optimal between core, core fashion and fashion.

We have a very simplistic segmentation strategy at the moment, and we’re pacing the change, but we need the systems to support the ability to do it. The ideal outcome would be for us to be able to read the customer profile walking through an individual location, be able to leverage the data we have based on buying patterns in our direct business within that geographic location, and continue to refine the assortments down to the door level. Some of the best competitors out there on the global stage are able to do this at the moment. It’s a capability we’re very committed to building. You’ll see rolling benefits start to come into our capability this year, impacting predominantly our US and our Canadian businesses, particularly in helping distort more what we would call core fashion and fashion focus stores from the core of the fleet, but as we get the systems fully implemented, we’ll have the capability to plan and allocate to the door level much more precisely.

Dorothy Lakner-CIBC World Markets-Analyst: Great, thanks.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: And Dorothy, I feel terrific about Aerie. I hate to relate back to the 1990s when I found the Eagle and I thought what we could do with that but I think the white space in the intimate business is huge. The online acceptance, my e-commerce teams are just so excited about how it’s growing at a very high clip. On the international front, I don’t know if Robert mentioned it, the international stores, it’s doing terrific and I think when we’re side by side, the relevancy to the Eagle brand and the width of the store that we’re able to create is that much stronger.

I think we have a really big brand here. Obviously as the teams that we put together in there now are solid. Give you an idea, in the fourth quarter push up bras were up 27 comp. Flirty undies were a 51 comp. There’s so much out there for us to do in this business I think it’s ours to be had and we did hire a small team to bring us into the personal care business.

Dorothy Lakner-CIBC World Markets-Analyst: And so that will be second half of the year?

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Look for it to be big time for holiday.

Operator: We’ll move on to our next question, which comes from the line of Randy Konik with Jefferies & Company. Please proceed with your question.

Randal Konik-Jefferies & Company-Analyst: Mary, these questions are for you. Hi, Robert how are you? So on the CapEx side of things, could you just give us a little more color on the exact break down of the $250 million to $280 million because I just want to try and get a sense that after we get past some of those high levels of CapEx, which aren’t normalized, kind of just want to try to get a sense of what normalized CapEx and free cash flow would be? And then on the announcement of the share repurchase or the share buyback authorization, just give us another reminder on how much cash of a cushion you want on the balance sheet, and do you think that going forward — last year, in 2012, you did a lot of dividend versus share repurchase in terms of the $400 million versus $100 million-something. Do we think that this will now flip flop going forward over the next few years where it will be more aggressive share repurchase Company with more of just maintaining or slightly increasing the quarterly dividend? Thanks a lot.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: I’ll start with the last question first. So I think in terms of dividends, special dividends, repurchase, it’s all about balance here. As we laid out the strategic plan and our efforts, we said the components of shareholder return, we will try and balance all of the above. We just increased our dividend, which is great news, the Board approved that, and the share repurchase and the share repurchase will be over time. That was the authorization that was granted for us, so think about a consistent balanced approach as we sit here today, that’s our thinking.

In terms of CapEx, you know the $250 million to $280 million range, so the distribution center, which obviously is a big component of that CapEx spend, is something around $120 million, and we need to continue to invest behind our store and store growth. We’re adding 40 factory stores this year, and that number is probably in the $70 million to $75 million range, and then the IT systems that Robert talked about here is probably in the mid $60 million and some other miscellaneous, so I think to your question, this is obviously a big spend year when we look at the CapEx versus our historical standards but as we look forward, I’m not sure we’ll return to historical levels. It probably won’t be as high as 2013 but we have growth plans to open more doors in Mexico, open doors in China, et cetera, as we expand globally, so that will probably take up our historical spend a bit. So don’t have any guidance beyond what we’re thinking for 2013 but likely to be higher than our historical $100 million.

Randal Konik-Jefferies & Company-Analyst: Understood can you hear me again or no?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes.

Randal Konik-Jefferies & Company-Analyst: Okay, great so Robert, maybe I’ll ask you a question and not leave you out. Maybe could you give us a little perspective on how many countries you think you might want to be in from a long term global perspective and maybe give us some color on how big you think the international business could be as a percent of revenues? Just a little color there would be very helpful, thanks a lot.

Robert Hanson- American Eagle Outfitters Inc- CEO: Sure. Randy I always get multiple questions in so we were expecting it. In terms of what we would see when we’re kind of a much more significant global player, we targeted to probably have somewhere between 5 and 10 country clusters, I’ll call it, that we would be running directly ourselves, like we run Canada and Mexico and now China. We would target probably one to five that would be joint ventures, there’s certain markets we want to be in where we want to have direct ownership but we would probably go in with a partner, and those are markets that are typically looked at some of the more challenging developing markets to penetrate on your own, markets like India or Brazil as an example. And then the balance would be license but as I’ve said in the past, we have built our contracts so that we have 5, 7 and 10 year exit ramps to the next level of ownership.

And the way I’d look at it Randy is probably to think about us opening somewhere around 7 to 10 countries a year. The majority of which would be licensed countries, and one to two would be direct to joint ventured annually, and the reason for that is just a question of pacing. We want to make sure that we do this well, it’s well-considered that we’re delivering the financial commitments that we’ve made to our shareholders, which is to be accretive in our international expansion, and we believe by having a blended model between country licensing, joint venture, and direct ownership and pacing that in a very thoughtful way, that we can be accretive and maintain shareholder accretion throughout the international expansion rollout.

Operator: Thank you. The next question comes from Lorraine Hutchinson with Bank of America. Please proceed with your question.

Lorraine Hutchinson-BofA Merrill Lynch-Analyst: Thank you. Good morning. Mary, how do you think about the ROIC on the investments that you’re making this year, and then the step up in CapEx that you’re planning for the next few years?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: We have talked about our ROIC targets of 14% to 17%. We certainly look at every investment we make through that lens, including the infrastructure investments we’re making, so for example, if you take the new distribution center which gets a little hard to say with the ROIC on that, if we run out of capacity to ship our direct goods to our consumers, that obviously has a material impact on the Company. So every investment I’ve looked at through that ROIC lens and to make sure we’ll generate the return that we need to hit those goals.

Lorraine Hutchinson-BofA Merrill Lynch-Analyst: Thank you.

Operator: Thank you. The next question comes from the line of Jennifer Davis with Lazard Capital Markets. Please proceed with your question.

Jennifer Davis-Lazard Capital Markets-Analyst: Let me add my congratulations on a great year. My question is really about China. Can you remind me, do you have a specific or a China-specific e-commerce site up and running, and are you going to be opening more stores this year? I don’t think you mentioned any in your prepared remarks. And then I just had a quick clarification on the first quarter guidance. Your comp guidance, is that based on current quarter-to-date trends and then also can you just remind us what comp you need to lever SG&A and buying and occupancy. Thanks.

Robert Hanson- American Eagle Outfitters Inc- CEO: Sure, thanks, Jennifer. I’ll let Mary take most of the financial questions. Regarding China, we are obviously over the next six months working with Dickson Poon and his team to transition the full operating of the stores that we have, there’s six, to direct operation. We do not have an e-commerce business established. We do ship to China from our US operation. We ship to over 77 countries around the world from our US site, and that’s expanding on an ongoing basis. So Chinese customers are able to take advantage of our e-commerce business already.

Our intent really in having had experience in operating and business in China in the past, our intent is to really focus on the top, let’s talk about China as the Greater China cluster. So it’s China, it’s Hong Kong, it’s Taiwan and it’s Macau. I was just over there with our Head of International looking at real estate opportunities in Beijing, I’ve been to Shanghai, Hong Kong, Macau recently. We’re going to concentrate on the large to medium size, and for China, those are huge cities, urban locations where we can generate a really strong cluster of distribution. It’s likely we would even look at developing master franchise relationships in what we would consider to be secondary to tertiary markets because we would see demand, there are a number of really high-profile malls in a number of those cities, but we wouldn’t want to build the infrastructure required to go there directly.

So it’s likely we would have a blended model between running our business and directly running the stores in the key markets, surrounding them with an appropriate factory business at the right time, putting in place an e-commerce business that can ship direct to customer within country. Over time we would most likely 3PL the distribution and logistics of that for the foreseeable future, and then work with franchise partners to further penetrate the country into the secondary and tertiary markets. We don’t plan any specific store openings in 2013, but obviously, we do have stores in China that are four-wall profitable and hitting our metrics. We’ve seen improved performance as we’ve been transitioning the ownership from Dickson to the Company, and if there is an opportunity for us to expand successfully our current footprint, we would absolutely take advantage of that.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And regarding, Jennifer, the first-quarter guidance, down comp guidance, so down mid single digits. Yes, it does take into account February, but it does assume at some point it will stop snowing in Q1, we hope, and a little bit of the impact of the tax refund delay that moved really from February to March. Your question regarding leverage is we usually leverage kind of in the single digit, the positive single digit comp range.

Operator: Thank you. The next question comes from the line of Anna Andreeva with FBR Capital Markets. Please proceed with your question.

Anna Andreeva-FBR Capital Markets-Analyst: I was hoping you could talk about gross margin expectations as we go through the year, so cotton is still a tail wind in Q1. How should we think about second quarter and does AUC become a headwind in the back half or can you guys offset some of that with your sourcing initiative? And just how do you think about balancing driving kind of a positive comp if traffic is still difficult as opposed to lower markdowns. Obviously the business still has a pretty significant markdown opportunity.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: I’ll take the first question on gross margin. We haven’t provided fiscal year guidance but we would expect to see continued improvement in gross margin as the year, as we move through the year. On the cost side specifically, kind of our average unit cost, what we expect to see is a little bit interesting, to see it up low single digits pretty much all year, but what that reflects is a couple of things. One, expect to see product cost improvement in half one to your point, as we continue to cycle through cotton and our other cost savings that we’ve seen from the sourcing organization. Less so of that as we cycle into the second half of the year and get out of the cotton comparison. But what we’re also seeing here in our average unit cost is mix, so we’re seeing fewer units of our cost makeup of lower-cost product like bras and undies with higher concentration of higher-cost fashion, which therefore drives up our AUC. So you’ll see mix driving up AUC but we’re also still underneath that same favorability of cotton in the first half of the year and then the continued favorability of our other sourcing initiatives.

Robert Hanson- American Eagle Outfitters Inc- CEO: And one of the opportunities that we see with that obviously is that fashion, as Roger mentioned earlier is selling, it’s selling at a really acceptable and in some cases probably slightly too fast of a turn and that’s at a higher average unit retail. So as we’ve said, brand product value will be providing great value in core categories where we need to be competitive, we’ll be selectively pulling back on promotion, but one of the things the merchant teams have done particularly well is identified and commercialized fashion trends that do cost a little bit more to source, but in the end, we can sell at a higher average unit retail.

Operator: Thank you. The next question comes from the line of Lindsay Drucker Mann with Goldman Sachs. Please proceed with your question.

Lindsay Drucker Mann-Goldman Sachs-Analyst: I just wanted to ask a couple quick questions, first of all on your comp trends through the first quarter. So Mary, based on your commentary does that suggest that you actually did see some improvement as we approached the end of February and into March in how trends were going, or was this just a function of you see weather, and some of the tax refund issues as identifiable headwinds that will go away as the quarter progresses?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yes, we don’t give specific month to month comp guidance, but when you look at February, as Robert articulated and Roger, I mean, clearly weather was a factor. We have the payroll tax increase and fuel price increase that will continue here for a period of time, but we’ll also see the tax refunds hit more here in the month of March. We’re giving guidance for down mid single digits for the quarter and we don’t provide month-to-month guidance.

Lindsay Drucker Mann-Goldman Sachs-Analyst: Robert, at the ICR conference you’d talked about money you thought you left on the table in Q4 on an execution basis, with how you have merchandised. Any of that playing a role in the first quarter or this is purely a macro/weather dynamic?

Robert Hanson- American Eagle Outfitters Inc- CEO: I would think, Lindsay, that we see this as a broader macroeconomic environment and the weather impact that we’ve talked about, because we’re pleased with how we’re executing the brand DNA, the assortment that Roger and team have built. There’s always room for improvement. I said we’re humble and hungry. We talk more about the things we didn’t do well than the things we did about the stuff going really well, but we’re proud of the assortments that are in the stores at the moment.

There were about five categories, particularly in women’s, that we were I think disappointed we didn’t source more aggressively. I think we have the right product. We didn’t source it aggressively so we left money on the table. We’re in store in a strong inventory position at the moment, where the inventory improvements are coming is through the end-to-end supply chain, where we have less inventory in the whole system, and especially in back stock in our distribution centers where our customer can’t touch it, so I think we’re feeling good about where the assortments stand, always have room for execution improvement. We see plenty of room for opportunities on the table. I’ve read the team’s self-assessments about performance in 2012 and the implications for 2013 and there are material opportunities we’ll face for the balance of the year that we’ll pursue to continue to deliver in the revenue ranges that Mary has laid out.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Jessie, we have time for one more question.

Operator: Thank you. Our final question comes from the line of Oliver Chen with Citigroup. Please proceed with your question.

Oliver Chen-Citigroup-Analyst: Congratulations on a great year. Regarding your comp guidance, for the negative mid single digit, do you expect the ADS to hold or go up, and kind of what’s your thoughts on the composition potential between ADS and traffic? And secondly, should we think about IMU about equal and benefit to Q1 as markdowns, or is one going to out weigh the other? And then lastly, just the merchandise questions, if you could kind of prioritize for us, what factors you’re most excited about? I know you have previously mentioned good, better, best as a mix opportunity in men’s, thank you.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: The average dollar sale would be on the upside. That will continue. Keep in mind that for the month of February, we had about 25% less clearance inventory to last year with the new inventory principles, so that’s helping drive the average dollar sale.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And regarding your question on IMU, you faded out a little bit so I’m not sure if I heard it right, but we will see improvement in IMU of roughly 280 basis points with a chunk of that being driven by cotton, cycling out of cotton.

Robert Hanson- American Eagle Outfitters Inc- CEO: I think, Oliver, the way to look at it strategically is back to the balance we want to get between brand, product and value is we’ve got an assortment that’s composed of core, core fashion and fashion. Our core items are built to be promoted and provide great value within the competitive context. We’ll be selectively pulling back on promotion where we can, but as Roger has laid out, consistently with the quality of the assortments and the core fashion and fashion categories, we do have an AUR which drives the ADS opportunity and we’re going to pursue that because the customer is voting for how we’re commercializing our fashion trends at the moment.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay, everyone that concludes our call today. We are scheduled to announce first-quarter earnings on Wednesday, May 22. Thanks for your participation today and continued interest in American Eagle Outfitters.

Operator: Thank you, everyone. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation. Have a wonderful day.